Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008

MELVILLE, N.Y., November 12, 2008 - P&F Industries, Inc. (NASDAQ GM: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2008.

The Company reported net revenue of $22,104,000 for the three-month period ended September 30, 2008 compared to $30,353,000 for the same period in the prior year. Net earnings from continuing operations for the third quarter of 2008 were $248,000, compared to $343,000 for the third quarter of 2007.  Additionally, diluted earnings per share from continuing operations for the three-month period ended September 30, 2008 were $0.06 per share compared to $0.09 per share for the comparable three-month period in 2007.

For the nine-month period ended September 30, 2008 the Company reported net revenue of $71,983,000 compared to $85,920,000 for the nine-month period ended September 30, 2007.  Its year-to-date net earnings from continuing operations for the nine-month period ended September 30, 2008 were $1,050,000 versus $720,000 for the same period in 2007. Diluted earnings per share from continuing operations for the nine-month period ended September 30, 2008 was $0.28 compared to $0.19 for the nine-month period ended September 30, 2007.

Earnings from discontinued operations were $26,000 and $81,000, respectively, net of taxes for the three and nine-month periods ended September 30, 2008 compared to $121,000 and $3,129,000, respectively, net of taxes for the three and nine-month periods ended September 30, 2007.  Diluted earnings per share from discontinued operations for the three and nine-month periods ended September 30, 2008 were $0.01 and $0.02 per share, respectively, compared to $0.03 and $0.82 reported for the three and nine-month periods ended September 30, 2007, respectively. Net earnings for the nine-month period ended September 30, 2007 included a non-recurring gain on the sale of real estate assets of discontinued operations of $3,027,000, or $0.80 per diluted share.

As a result, the Company is reporting net earnings of $274,000 for the three-month period ended September 30, 2008, compared to $463,000 reported for the three-month period ended September 30, 2007, and $1,131,000 for the nine-month period ended September 30, 2008 compared to $3,849,000 for the same period in 2007.  Overall, diluted earnings per share for the three and nine-month periods ended September 30, 2008 were $0.07 and $0.30 per share, compared to $0.12 and $1.01 for the three and nine-month periods ended September 30, 2007.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “P&F continues to feel the effects of the severely depressed new home construction sector of our nation’s economy.” According to the U.S. Census Bureau and the Department of Housing and Urban Development, privately-owned housing starts in September, 2008 were at a seasonally adjusted annual rate of 817,000, which is approximately 31.0% lower than the revised September 2007 rate of 1,185,000.  He further noted that net revenue had decreased in both the Company’s Tools and Hardware  segments, stating that revenue for the Tools segment for the three-month period ended September 30, 2008 was $12,253,000 compared to $17,112,000 for the same three-month period in the prior year. Likewise, net revenue for the three-month periods ended September 30, 2008 and 2007 for its Hardware segment were $9,851,000 and $13,241,000, respectively.  Mr. Horowitz went on to state, “We will continue to examine the cost structure throughout the organization and are making every effort to control our expenses wherever possible without adversely affecting the quality of our products or customer service.”

The acquisition of Hy-Tech, consummated in February 2007, continues to provide a positive impact to our Tools segment. Revenue at Hy-Tech, which focuses on the industrial sector of the pneumatic tools market, has not been affected by the sluggish economy.  For the three-month period ended September 30, 2008, the Company reported that  net revenue for Hy-Tech increased to $5,042,000 from $4,426,000 reported in the third quarter of 2007. Hy-Tech has been able to increase its revenue primarily through organic growth. However, net revenue reported by Florida Pneumatic for the third quarter of 2008 was $7,211,000, compared to $12,686,000 reported for the same period in the prior year.  The revenue fall-off is primarily due to the wind-down of business with The Home Depot, combined with lower promotional and carryover sales this quarter to another major retail customer, along with weakening sales of our Franklin product line. Mr. Horowitz stated,  “It is important to note that despite the fall-off in revenue, as a result of improved gross margin and reductions in operating costs, Florida Pneumatic improved its income before taxes $150,000 or 28.7% to $673,000, for the three-month period ended September 30, 2008, from the same three-month period in 2007.”

Mr. Horowitz noted, “Woodmark continues to be significantly impacted by the housing market collapse. Revenue for Woodmark for the third quarter of 2008 was $5,613,000, down from $8,188,000 reported during the same period in 2007.”  Mr. Horowitz continued, “As the construction of new homes is the key indicator at Woodmark, we do not expect to see improvement in its revenue until such time as this market begins to improve.”  Mr. Horowitz followed by stating that, “Pacific Stair’s net revenue for the three-month period ended September 30, 2008 of $543,000, was down from $1,042,000 reported for the same period in the prior year.  This decrease is primarily attributable to a continuing decline in the new home construction market in southern California and Arizona. Nationwide, which primarily markets fencing and gate hardware, which is now feeling the effects of the sluggish home building sector, and slowing general economy, reported net revenue for the three-month period ended September 30, 2008 of $3,695,000 compared to $4,011,000 reported for the three-month period ended September 30, 2007.”

Mr. Horowitz discussed the Company’s gross margin by stating, “Although we have encountered increases in the cost of certain raw materials which adversely affected the cost of most of our shaped metal products such as gate hardware and iron balusters, our consolidated gross margins increased to 31.1% this quarter when compared to 27.6% for the same period last year. Gross margin in the Tools segment increased to 34.5% for the three-month period ended September 30, 2008 from 25.7% reported for the three-months ended September 30, 2007.  Specifically, gross margin at Florida Pneumatic increased 8.9 percentage points to 32.5% for the three-month period ended September 30, 2008 from 23.6% for the three-month period ended September 30, 2007, primarily the result of a reduction in the fees paid to an overseas trading partner, as well as various cost reductions implemented during the quarter and to a lesser degree product mix.  Gross margin at Hy-Tech improved to 37.2% from 31.5% when comparing the three-month periods ended September 30, 2008 and 2007.  The increases reported at Hy-Tech in this quarter are primarily due to product mix as well as improved manufacturing efficiencies.”

Mr. Horowitz added, “Gross margin for the Hardware segment, which continues to be severely affected by the continuing downturn in the number of new homes constructed, was 26.9% for the three-month period ended September 30, 2008 as compared to 30.0% for the same period in 2007. Specifically, gross margins for our stair parts business, as well as our kitchen and bath businesses at Woodmark, decreased 1.3 and 6.2 percentage points, respectively, when comparing the three-month periods ended September 30, 2008 and 2007.  The gross margin decreases were primarily the result of lower absorption of fixed expenses due to lower revenue, combined with price increases on certain metal products and competitive pricing factors in the marketplace.  Our gross margin at Pacific Stair was severely impacted by the continued weak new housing market, decreasing to a deficit of 4.3% reported for the three-month period ended September 30, 2008 from a gross margin of 14.9% reported for the same period in 2007, essentially due to the inability to reduce fixed overhead costs as sales levels decreased.  Gross margin at Nationwide for the three-month period ended September 30, 2008 decreased to 33.5% from 38.2% for the three-month period ended September 30, 2007, primarily due to price increases from overseas suppliers, as well as current competitive conditions which, for certain items, necessitated price reductions.”

During the three-month period ended September 30, 2008, selling and general and administrative expenses decreased $823,000 to $6,122,000 when compared to the three-month period ended September 30, 2007.  Primary factors driving the decrease are our continued cost cutting measures, as well as lower variable costs.  However, as part of our continuing effort to improve overall results, during the three-month period ended September 30, 2008 we completed the closure of the mill at Pacific Stair Products and consolidated operations into its warehouse. As a result of the mill closure, during the three-month period ended September 30, 2008, the Company recorded a write down of certain assets and inventory aggregating approximately $136,000.  Mr. Horowitz added, “We believe the closure of the mill, which has been under-utilized, should enable Pacific Stair Products to reduce certain costs in the future, thus improving its financial performance.”

Mr. Horowitz concluded his comments by stating, “Although our overall results from continuing operations for the third quarter of 2008 were down compared to the same period the prior year, and despite a decrease in our nine-month net revenue totals, net income from continuing operations has improved $331,000 or 45.9% when comparing the nine-month periods ended September 30, 2008 and 2007.  Our results from continuing operations for the third quarter of 2008 reflect the country’s general economic tone, and, as such, we believe it is likely that our results from operations will remain weak for the remainder of 2008. The keys to our recovery and growth will be the eventual timing of a housing recovery as well as improved consumer spending at the retail level.  Until such time, everyone at P&F remains dedicated to optimizing our efforts in order to enhance shareholder value.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for November 12, 2008, at 11:00 a.m. Eastern time to discuss its 2008 third quarter results. Investors and other interested parties can listen to the call by dialing (877) 407-8033, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Website, while a telephone replay of the call will be available through November 19, 2008, beginning at 2:00 p.m. Eastern time on November 12, 2008  at 1-877-660-6853, Account No. 286, Conference ID No. 302328.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2008 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Cash	$950	$1,334
Accounts receivable - net	12,293	12,883
Notes and other receivables	104	394
Inventories - net	32,348	31,736
Deferred income taxes - net	1,397	1,397
Assets of discontinued operations	42	56
Income tax refund receivable	220	226
Prepaid expenses and other current assets	1,327	1,171

Total current assets	48,681	49,197

Property and equipment	24,741	24,726
Less accumulated depreciation and amortization	10,866	10,010
Net property and equipment	13,875	14,716
Goodwill	4,594	4,594
Other intangible assets - net	10,416	11,104
Deferred Income taxes – net	2,898	3,445
Other assets – net	456	205
Assets of discontinued operations	—	9
Total assets	$80,920	$83,270

Liabilities and Shareholders’ Equity
Short-term borrowings	$15,000	$8,000
Accounts payable	5,032	5,042
Income taxes payable	71	525
Accrued compensation	1,472	1,805
Other accrued liabilities	2,835	3,490
Current maturities of long-term debt	5,512	6,305
Liabilities of discontinued operations	31	30

Total current liabilities	29,953	25,197

Long-term debt, less current maturities	11,409	19,744
Liabilities of discontinued operations	334	343

Total liabilities	41,696	45,284

Total shareholders’ equity	39,224	37,986

Total liabilities and shareholders’ equity	$80,920	$83,270

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$22,104	$30,353	$71,983	$85,920
Cost of sales	15,225	21,985	49,377	60,727
Gross profit	6,879	8,368	22,606	25,193
Selling, general and administrative expenses	6,122	6,945	19,396	21,613
Operating income	757	1,423	3,210	3,580
Interest expense – net	407	739	1,416	2,222
Earnings from continuing operations before income taxes	350	684	1,794	1,358
Income taxes	102	341	744	638
Earnings from continuing operations before discontinued operations	248	343	1,050	720

Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	26	120	81	102
Gain on sale of assets of discontinued operations	—	—	—	3,027
	26	120	81	3,129

Net earnings	$274	$463	$1,131	$3,849
Earnings (loss) per common share:

Basic:
Continuing operations	$0.07	$0.10	$0.29	$0.20
Discontinued operations	0.01	0.03	0.02	0.87
Net earnings per common share - basic	$0.08	$0.13	$0.31	$1.07

Diluted:
Continuing operations	$0.06	$0.09	$0.28	$0.19
Discontinued operations	0.01	0.03	0.02	0.82
Net earnings per common share - diluted	$0.07	$0.12	$0.30	$1.01

Weighted average common shares outstanding:

Basic	3,626	3,635	3,634	3,605

Diluted	3,801	3,789	3,730	3,796

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